Exhibit 5.1

January 24, 2011

Via EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D. C. 20549

Ladies and Gentlemen:

Re: Indigo International, Corp.

We have acted as special counsel for the Company for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 1,510,000 shares (the "Shares") of the common stock, par value $0.001 per share, of the Company.  We were not engaged to prepare and we have not prepared, any portion of the Registration Statement.  We express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement.

In our capacity as special counsel to the Company, we have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company, and other documents we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that, under applicable law of the

State of Nevada (including statutory, regulatory and case law), the 1,510,000 shares of common stock of the Company being registered pursuant to the Registration Statement were duly authorized by all necessary corporate action on the part of the Company and are validly issued, fully paid and nonassessable and, when sold as contemplated in the Registration Statement, will continue to be validly issued, fully paid and nonassessable.

We consent to filing this opinion as an exhibit to the Registration statement and also consent to the reference of our name in the prospectus which forms a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours very truly,

/s/ Dean Law Corp.

DEAN LAW CORP.